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                                                                      Exhibit 11



             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)


(In thousands, except
  per share amounts)


                                         Three Months Ended    Nine Months Ended
                                            September 30,        September 30,
                                           1995        1994     1995       1994
Primary:
Net income applicable to
 common shares .........................   $ 7,274   $ 6,310   $19,944   $15,941

  Weighted average of common
    shares outstanding .................    18,507    17,406    17,885    17,372
  Common shares issuable on
    exercise of stock options ..........       328       270       297       208


  Average common shares out-
    standing ...........................    18,835    17,676    18,182    17,580

  Earnings per common share   ..........   $   .39   $   .36   $  1.10   $   .91

Fully diluted:
  Weighted average of common
    shares outstanding .................    18,507    17,406    17,885    17,372
  Common shares issuable on
    exercise of stock options ..........       374       307       352       300
  Common shares issuable upon
    assumed conversion of subor-
    dinated debentures .................     3,292     3,292     3,292     3,292


  Average common shares out-
    standing ...........................    22,173    21,005    21,529    20,964

  Earnings per common share   ..........   $   .36   $   .33   $  1.03   $   .87


Primary earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the period. Fully diluted earnings per share have been calculated assuming the conversion of the subordinated debentures and the elimination of the associated interest expense, net of tax. For the quarters ended September 30, 1995 and 1994, the interest elimination was $.73 million. For the nine months ended September 30, 1995 and 1994, the interest elimination was $2.19 million.

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